Exhibit 99.1


NEWS RELEASE

CONTACT:
--------
Robert G. LaVigne, CFO
Farmstead Telephone Group, Inc.
Voice:  860-610-6002
Fax:    860-610-6001

INVESTOR RELATIONS:
-------------------
Dave Gentry/Alex Lewis
Aurelius Consulting Group
www.runonideas.com
(407) 644-4256

                                                      For Immediate Release
                                                      ---------------------

            Farmstead's Stockholders Approve Plan to Issue Shares

      Approval will facilitate funding for the national roll-out of its
                   One IP VoIP Solution to the SMB Market

EAST HARTFORD, CT., December 19, 2005 - Farmstead Telephone Group, Inc. (AMEX: FTG) today announced that at a Special Stockholder's meeting held on Friday, December 16, 2005, the Farmstead stockholders approved, by a margin of ninety three percent of all shares voted, to allow Farmstead to issue in excess of twenty percent of its current outstanding shares to facilitate future offerings of its shares via any one or combination of private or public offerings of its securities. Farmstead currently has 30 million authorized common shares of which approximately 3.7 million shares are outstanding, including approximately 3.4 million in the public float. This Special Stockholder's meeting was required by the rules of the American Stock Exchange. At the Special Meeting, the stockholders also approved (i) the issuance of more than 20% of the Company's outstanding shares upon conversion of notes and exercise of warrants that have been or may be issued in connection with a private financing completed in March 2005 with the Laurus Master Fund, LTD and (ii) an increase in the number of common shares reserved for issuance under the Company's stock option plan from 1.3 million shares to 2.3 million shares.

Jean-Marc Stiegemeier, Farmstead's Chairman, President and CEO, said: "The decisive approval of these proposals clearly demonstrates that we have the strong support of our stockholders. This approval will allow us to secure funding to continue executing on our business plan. Our mission is to create one of the largest national VoIP footprints in the small and medium
sized business market (SMB).   We have assembled a world-class management
team. And I believe we have one of the best hosted IP Voice solutions available for the SMB market. Our network is now up in six major American cities. In January, our hosted VoIP solution will roll-out nationwide."

About One IP Voice
------------------
One IP Voice, a wholly owned subsidiary of Farmstead Telephone Group, provides carrier-based Hosted IP Telephony solutions along with Network Services. The primary target of the One IP Voice offering will be to the Small to Medium Businesses (SMB) market for the under 200-employee businesses. The facilities-based One IP Voice offering will include Hosted IP Centrex and IP Trunking services, bundled with private One IP Voice "Last


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Mile" connectivity on a national basis, long distance calling, On Net calling, local area calling, 911 capabilities and Wide Area Network (WAN) voice and data connectivity. One IP Voice will also offer a consumer VoIP product.

About Farmstead
---------------
Farmstead Telephone Group, Inc. is an Avaya Inc. Platinum Business Partner, selling, installing and maintaining both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.

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                                    # # #

This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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